EXHIBIT 99.2

PREMIERWEST SUCCESSFULLY RAISES $33.3 MILLION IN CAPITAL
AND ANNOUNCES REGULATORY ORDER

MEDFORD, OR – April 7, 2010 -- PremierWest Bancorp (NASDAQ: PRWT), the parent company of PremierWest Bank, today announced the successful completion of its common stock offering, raising $33.3 million in gross proceeds from the sale of 75,607,765 shares. The offering was completed in two stages. The first stage was a shareholder rights offering whereby existing shareholders were provided the opportunity to purchase 3.3 shares of PremierWest Bancorp common stock for each share owned as of the December 15, 2009 record date. The initial rights offering generated approximately $18.7 million in gross proceeds.

Following the expiration of the rights offering on March 10, 2010, the Board of Directors elected to extend and broaden the offering to the general public. This phase of the offering was completed April 2, 2010 and generated an additional $14.6 million in gross proceeds.

Directors and executive officers participated in the rights offering and public offering and purchased approximately 21.61% of the shares offered.

As a result of the offering, proceeds received through March 31, 2010, and contributed to the company’s subsidiary, PremierWest Bank’s Total Risk Based Capital, Tier 1 Capital and Tier 1 Leverage Capital ratios are expected to be above “Well Capitalized” levels as indicated below:

		Regulatory	Regulatory
	March 31,	Minimum to be	Minimum to be
	2010	“Adequately Capitalized”	“Well-Capitalized”

Total risk-based capital ratio	11.17%	≥8.00%	≥10.00%
Tier 1 risk-based capital ratio	9.89%	≥4.00%	≥6.00%
Leverage ratio	8.36%	≥4.00%	≥5.00%

James M. Ford, PremierWest’s President and Chief Executive Officer, stated, “We are extremely pleased with the success of our equity raise. The net proceeds return the Bank to the regulatory “Well Capitalized” category in each of the published regulatory ratios and make significant progress toward capital requirements. We look forward to reporting our first quarter financial results and the progress we have achieved, which we anticipate will be available on or about April 22, 2010.

Additionally, PremierWest Bancorp announced that its principal operating subsidiary, PremierWest Bank ( the “Bank”) stipulated to the entry of a Consent Order (“Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”) and the Oregon Division of Finance and Corporate Securities (“DFCS”), effective April 6, 2010. The Agreement, previously referenced in the Company’s Third Quarter earnings release and prospectus, is the result of a scheduled examination by the FDIC and DFCS in June of 2009 and directs the Bank to take actions intended to strengthen its overall condition.

The Agreement, among other things, requires that the Bank: increase its Tier 1 leverage capital ratio to 10% within 180 days of the effective date of the Agreement; reduce problem assets (loans and other real estate owned); reduce reliance on brokered deposits; develop a plan to systematically reduce the concentration of commercial real estate loans in the portfolio; and maintain an adequate allowance for loan losses.  A complete copy of the Agreement will be made available on PremierWest’s website, under the Investor Relations tab.

Ford stated, “Prior to and following the June 2009 examination, Management and the Board implemented strategies addressing each of the areas of regulatory concern.  Despite the prolonged, unprecedented national economic environment and its particular adverse impact on the Pacific Northwest, our progress during the last twelve months has resulted in a much stronger company than we were in 2009. Our success as a company is tied directly to the communities in which we invest. Unfortunately, the national housing crisis adversely impacted many of our local communities, our borrowers, our Bank and our shareholders. We continue to work to restore PremierWest to a position of strength.”

William Yarbenet, Executive Vice President and Chief Credit Officer of PremierWest Bank stated, “Our focused efforts on non-performing credits have proven fruitful, as evidenced by the stabilized level experienced over the last several quarters.”  Yarbenet noted, “The formation of a specialized group to address non-performing loans as well as to address and assist distressed borrowers who continue to perform has been key to the success we have achieved.”  President and CEO Ford added, “We will continue to work with those distressed customers to resolve issues but continue to aggressively pursue those borrowers unwilling to cooperate in reaching amicable solutions to resolve their non-performing loans.”

Ford noted, “The deterioration in net income during 2009 was driven primarily by the non-cash write down of goodwill, an impairment valuation allowance for PremierWest’s deferred tax asset and an abnormally high loan loss provision.”  Ford continued, “Absent these items, core earnings for the franchise remain strong.”  The allowance for loan losses at December 31, 2009 totaled $45.9 million or 3.99% of total loans. Third party independent reviews of our credit portfolio, including the risk classification of loans and the adequacy of our allowance for loan losses, continue to ensure the allowance adequately addressed identifiable risk in the portfolio.

The Agreement also requires PremierWest to reduce reliance on “brokered deposits”. Michael Fowler, Executive Vice President and Chief Financial Officer, stated, “As part of a strategy developed early in 2009, brokered deposits were reduced from a high of $177.2 million or 13.84% of total deposits to $44.3 million or 3.11% of total deposits at December 31, 2009.”  Fowler continued, “Liquidity remains strong with a December 31, 2009 liquidity ratio of 17.4%.”

John Duke, Chairman of the Board of Directors of PremierWest Bancorp, stated, “While we recognize the unprecedented challenges facing PremierWest and the industry as a whole, many of the specific actions required by the Agreement have been well underway for some time.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC and risks that we are unable to improve capital ratios or to effectively implement asset reduction and credit quality improvement strategies. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about compliance with regulatory requirements, projected capital ratios and the projected date of our earnings release for the first quarter.